Exhibits 5.1 and 23.2

[Opinion of]

REED SMITH LLP

November 8, 2011
WhiteSmoke, Inc.
Kehilat Saloniki 11, 2nd Floor
Tel Aviv, Israel, 69513

Ladies and Gentlemen:

WhiteSmoke, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-174160) , as amended (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,156,250 shares of its common stock, par value $0.01 per share (the “Securities”), including 281,250 shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

DIG/RKM
505693.20001